UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 3, 2022

UNIVERSAL TECHNICAL INSTITUTE, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-31923	86-0226984
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4225 E. Windrose Drive, Suite 200, Phoenix, Arizona	85032
(Address of principal executive offices)	(Zip Code)

(623) 445-9500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Common Stock, par value $0.0001 per share	UTI	New York Stock Exchange
(Title of each class)	(Trading symbol)	(Name of each exchange on which registered)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

☐	Emerging growth company

☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01. Entry into a Material Definitive Agreement.

On May 3, 2022, Universal Technical Institute, Inc., a Delaware corporation (“UTI”), entered into a definitive Stock Purchase Agreement (the “Purchase Agreement”) by and among UTI, Concorde Career Colleges, Inc., a Delaware corporation (“Concorde”); Liberty Partners Holdings 28, L.L.C., a Delaware limited liability company, and Liberty Investment IIC, LLC, a Delaware limited liability company (each a “Seller,” and collectively, the “Sellers”); and Liberty Partners L.P., a Delaware limited partnership, in its capacity as a representative of the Sellers. Concorde is a leading provider of industry-aligned healthcare education programs in fields such as nursing, dental hygiene and medical diagnostics. Concorde operates 17 campuses across eight states with approximately 7,400 students, and offers its programs in ground, hybrid and online formats.

The Purchase Agreement provides for the purchase by UTI of all of the issued and outstanding shares of capital stock of Concorde for a base purchase price of $50.0 million in cash, subject to certain customary adjustments as set forth in the Purchase Agreement. As a result of the transactions contemplated by the Purchase Agreement, Concorde would become a wholly owned subsidiary of UTI.

The Purchase Agreement contains representations, warranties and covenants by the parties that are customary for a transaction of this nature. To provide for losses for which UTI would not be able to seek indemnification from the Sellers under the Purchase Agreement, UTI purchased a buyer-side representations and warranties insurance policy (the “R&W Policy”), which R&W Policy would be issued as of the closing, and which would be UTI’s primary recourse with respect to breaches of Sellers’ representations and warranties. The R&W Policy is subject to a cap and certain customary terms, exclusions and deductibles, which would limit UTI’s ability to make recoveries thereunder.

The closing of the Purchase Agreement is subject to customary closing conditions, including, among other things, the receipt of a pre-acquisition review notice from the United States Department of Education that does not contain certain letter of credit requirements. UTI intends to use its cash on hand to pay the consideration contemplated under the Purchase Agreement. UTI expects the transaction to close during the first half of its fiscal 2023.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On May 3, 2022, UTI issued a press release announcing the signing of the Purchase Agreement. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

UTI is furnishing with this report a Growth & Diversification Strategy Update presentation that will be used by UTI during meetings with investors and analysts. A copy of the presentation is filed herewith as Exhibit 99.2 and is incorporated herein by reference.

The information set forth in this Item 7.01 and in the attached Exhibit 99.1 and Exhibit 99.2 is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any filing of UTI, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01. Consolidated Financial Statements and Exhibits.

(d)     Exhibits

Exhibit No.	Description

10.1	Stock Purchase Agreement, dated May 3, 2022, by and among Universal Technical Institute, Inc., Concorde Career Colleges, Inc., Liberty Partners Holdings 28, L.L.C., Liberty Investment IIC, LLC, and Liberty Partners L.P.

99.1	Press Release, dated May 3, 2022, by UTI.

99.2	Growth & Diversification Strategy Update Presentation.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 3, 2022	Universal Technical Institute, Inc.

	By:	/s/ Christopher Kevane
	Name:	Christopher Kevane
	Title:	Senior Vice President and Chief Legal Officer

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